Exhibit 99.1

2007-16

Contact:  R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON THIRD QUARTER EARNINGS PER SHARE $1.31; INCLUDES $0.17 PER SHARE GAIN ON RESOLUTION OF TAX MATTERS

•	Earnings per share total $1.31; excluding tax gain, $1.14 vs. $0.78 a year ago
•	Revenues up 21 percent for the quarter, earnings before taxes up nearly 42 percent
•	Orders up five percent over the year-ago quarter, backlog increases to $4.1 billion

HOUSTON (November 1, 2007) -- Cameron (NYSE: CAM) reported net income of $150.7 million, or $1.31 per diluted share, for the quarter ended September 30, 2007, compared with net income of $89.3 million, or $0.78 per diluted share, for the third quarter of 2006.  The third quarter 2007 results included reductions in income tax expense of $19.8 million, or $0.17 per share, relating primarily to the favorable resolution of certain income tax uncertainties that were reserved for in prior periods.  The third quarter 2006 results included after-tax charges of approximately $2.3 million, or $0.02 per diluted share, related to the integration of the Dresser acquisition.  Excluding the items noted above, the Company’s earnings were $1.14 per diluted share for the third quarter of 2007 and $0.80 per diluted share for the third quarter of 2006.
Total revenues were $1,186.2 million for the quarter, up 21 percent from 2006’s $978.8 million, while income before income taxes was $198.9 million, up nearly 42 percent from the $140.5 million of a year ago.  Cameron Chairman and Chief Executive Officer Sheldon R. Erikson noted that shipments of drilling equipment for new rig construction projects, and continued strength and improved margins in Valves & Measurement (V&M) and the reciprocating compression business drove the increase in the Company’s year-over-year financial performance.

Orders increase modestly for quarter, year-to-date; backlog at new high

Orders received during the third quarter of 2007 totaled $1,329.0 million, up five percent from the $1,263.4 million of a year ago.  “One of Cameron’s strengths—the diversity of our product offerings—allowed us to again post an increase in year-over-year orders,” Erikson said.  He noted that, as expected, drilling equipment orders declined from year-ago levels, but several of Cameron’s other businesses recorded meaningful year-over-year increases.  “Surface and subsea orders in Drilling & Production Systems (DPS) showed gains, as did both engineered and process valves in V&M,” Erikson said, “and Compression Systems’ orders were up nearly 50 percent from a year ago.”  Erikson said Cameron’s total orders exceeded revenues for the twelfth consecutive quarter, and he noted that the Company’s total orders for the first nine months of the year, at $3.89 billion, were ahead of 2006’s $3.86 billion for the same period.
At September 30, 2007, the Company’s backlog totaled $4.13 billion, up nearly four percent from the $3.98 billion level at the end of the second quarter, and up 22 percent from the year-ago level of $3.39 billion.

Cash flow generation supports capital spending, share repurchases; balance sheet solid

        Erikson said that Cameron’s cash flow from operations totaled $167.6 million through the first nine months of 2007, compared with $210.2 million for the same period of 2006.  “Year-to-date capital expenditures totaled $161.2 million, as compared to $108.9 million for the 2006 period, and our current estimate for full-year spending is about $235 to $240 million,” he noted.  “We have essentially completed our new subsea facility in Malaysia, and we will spend approximately $5 million this year on the initial phase of construction of our new Romanian plant, which will be completed by late 2008 and will cost approximately $63 million.”  Erikson also said that Cameron has repurchased more than 4.7 million shares of its common stock during 2007 at a cost of approximately $282.1 million, including 61,500 shares during the third quarter at an average price of $76.62 per share.
At September 30, 2007, Cameron’s total debt, net of cash and short-term investments, was $184.6 million, down from $287.4 million at June 30, 2007, and the Company’s net debt-to-capitalization ratio was approximately 8.5 percent.

Full-year earnings per share expected to be $4.24 to $4.27; estimate of pension charge reduced

“We currently expect Cameron’s full-year earnings for 2007 to be approximately $4.24 to $4.27 per share, including $0.23 per share of tax gains reported in the second and third quarters and a non-cash charge of approximately $0.20 per share associated with the previously announced termination of the Company’s U.S. pension plans,” Erikson said. He noted that the above figures will be adjusted when the Company reports year-end results to reflect the previously announced 2-for-1 stock split, expected to be effected following stockholder approval in December.
Erikson said the Company currently expects to record a total of approximately $67 million in non-cash, pre-tax charges between the fourth quarter of 2007 and the first quarter of 2009 related to the pension plan termination, down from the earlier estimate of approximately $85 million.  “The lower current estimate reflects the recent performance of the pension plan investments and a reduction in the expected costs of the plan termination,” Erikson said. He noted that the Company still expects the process to require that an additional $10 million to $15 million be funded to the plans in the latter part of 2008 or early 2009.
Erikson also said that he expects Cameron’s earnings and cash flow to increase once again in 2008, and that the Company plans to provide a forecast of results for the first quarter and full-year 2008 shortly after the first of the year.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future market strength, order levels, revenues and earnings of the Company (including fourth quarter and full year 2007 earnings per share estimates and 2008 expectations), as well as expectations regarding margins, profitability, capacity, cash flow, full-year capital spending, capital spending in 2007 and 2008 for construction of a new facility in Romania, the 2-for-1 stock split and the estimated cost and cash funding requirements related to terminating the U. S. pension plans, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems and drilling projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the Company’s ability to successfully implement its capital expenditures program; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Results Of Operations
($ and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Drilling & Production Systems	$734.3	$556.7	$2,030.9	$1,467.7
Valves & Measurement	329.4	306.0	940.8	876.5
Compression Systems	122.5	116.1	350.6	322.0
Total revenues	1,186.2	978.8	3,322.3	2,666.2

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	810.1	685.0	2,296.2	1,852.9
Selling and administrative expenses	149.8	126.7	419.1	377.0
Depreciation and amortization	28.0	25.2	81.0	72.4
Interest income	(6.0)	(8.9)	(23.3)	(16.7)
Interest expense	5.4	6.7	18.3	14.2
Acquisition integration costs	--	3.6	--	22.8
Total costs and expenses	987.3	838.3	2,791.3	2,322.6

Income before income taxes	198.9	140.5	531.0	343.6
Income tax provision	(48.2)	(51.2)	(156.0)	(122.3)
Net income	$150.7	$89.3	$375.0	$221.3

Earnings per common share:
Basic	$1.38	$0.80	$3.42	$1.94
Diluted	$1.31	$0.78	$3.26	$1.89

Shares used in computing earnings per common share:
Basic	108.9	111.6	109.8	113.8
Diluted	115.4	115.2	115.0	117.3

EBITDA:
Drilling & Production Systems	$146.6	$105.6	$386.3	$295.0
Valves & Measurement [1]	78.4	63.9	220.1	135.3
Compression Systems [2]	23.0	13.2	59.8	42.2
Corporate and other	(21.7)	(19.2)	(59.2)	(59.0)
Total	$226.3	$163.5	$607.0	$413.5

[1]	Includes acquisition integration costs of $2.7 million (third quarter 2006) and $21.8 million (nine months 2006).
[2]	Includes acquisition integration costs of $0.9 million (third quarter 2006) and $1.0 million (nine months 2006).

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets:
Cash and cash equivalents	$568.5	$1,033.5
Receivables, net	826.2	696.1
Inventories, net	1,432.3	1,009.4
Other	159.1	168.6
Total current assets	2,986.1	2,907.6

Plant and equipment, net	759.2	648.8
Goodwill	655.0	595.3
Other assets	214.6	199.0
Total Assets	$4,614.9	$4,350.7

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6.2	$207.3
Accounts payable and accrued liabilities	1,631.6	1,364.7
Accrued income taxes	14.2	56.2
Total current liabilities	1,652.0	1,628.2

Long-term debt	746.9	745.4
Postretirement benefits other than pensions	20.2	20.8
Deferred income taxes	81.0	90.2
Other long-term liabilities	127.7	124.7
Total liabilities	2,627.8	2,609.3

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 116,170,863 shares issued at September 30, 2007 and December 31, 2006	1.2	1.2
Capital in excess of par value	1,149.4	1,140.8
Retained earnings	1,130.9	760.9
Accumulated other elements of comprehensive income	88.2	16.3
Less: Treasury stock, 6,893,953 shares at September 30, 2007 (3,881,236 shares at December 31, 2006)	(382.6)	(177.8)
Total stockholders’ equity	1,987.1	1,741.4

Total Liabilities and Stockholders’ Equity	$4,614.9	$4,350.7

Cameron
Unaudited Consolidated Statements Of Cash Flows
($ millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$150.7	$89.3	$375.0	$221.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20.6	18.9	60.1	56.3
Amortization	7.4	6.3	20.9	16.1
Non-cash stock compensation expense	5.8	4.6	20.0	16.0
Non-cash write-off of assets associated with acquisition integration efforts	--	--	--	10.5
Tax benefit of employee benefit plan transactions, deferred income taxes and other	10.1	17.9	21.9	51.9
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(47.0)	(32.7)	(98.0)	(80.3)
Inventories	(102.5)	(72.9)	(374.0)	(277.7)
Accounts payable and accrued liabilities	98.9	62.1	212.7	236.9
Other assets and liabilities, net	(30.7)	5.0	(71.0)	(40.8)
Net cash provided by operating activities	113.3	98.5	167.6	210.2

Cash flows from investing activities:
Capital expenditures	(53.2)	(35.2)	(161.2)	(108.9)
Acquisitions, net of cash acquired	(0.7)	(1.2)	(76.4)	(35.9)
Proceeds from sale of plant and equipment and other	1.4	7.3	5.0	10.6
Net cash used for investing activities	(52.5)	(29.1)	(232.6)	(134.2)

Cash flows from financing activities:
Loan (repayments) borrowings, net	(2.4)	8.4	(201.6)	8.2
Issuance of convertible debt	--	--	--	500.0
Debt issuance costs	--	(0.3)	--	(8.5)
Purchase of treasury stock	(4.7)	(28.2)	(282.1)	(265.9)
Proceeds from stock option exercises	19.3	5.3	41.6	38.5
Excess tax benefits from stock compensation plans	10.0	6.5	21.7	6.5
Principal payments on capital leases	(0.1)	(1.3)	(2.7)	(3.6)
Net cash provided by (used for) financing activities	22.1	(9.6)	(423.1)	275.2

Effect of translation on cash	18.2	(3.4)	23.1	6.5

Increase (decrease) in cash and cash equivalents	101.1	56.4	(465.0)	357.7

Cash and cash equivalents, beginning of period	467.4	663.3	1,033.5	362.0

Cash and cash equivalents, end of period	$568.5	$719.7	$568.5	$719.7

Cameron
Orders and Backlog
($ millions)

Orders
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Drilling & Production Systems	$789.2	$833.3	$2,347.2	$2,487.6
Valves & Measurement	341.3	297.1	1,041.6	973.0
Compression Systems	198.5	133.0	505.5	397.7
Total	$1,329.0	$1,263.4	$3,894.3	$3,858.3

Backlog
	September 30, 2007	December 31, 2006	September 30, 2006

Drilling & Production Systems	$2,992.7	$2,661.3	$2,535.1
Valves & Measurement	738.2	620.8	598.2
Compression Systems	397.3	248.9	255.2
Total	$4,128.2	$3,531.0	$3,388.5

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended September 30, 2007
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$132.3	$70.7	$19.5	$(23.6)	$198.9
Depreciation & amortization	14.3	7.7	3.5	2.5	28.0
Interest income	--	--	--	(6.0)	(6.0)
Interest expense	--	--	--	5.4	5.4
EBITDA	$146.6	$78.4	$23.0	$(21.7)	$226.3

	Three Months Ended September 30, 2006
	Drilling & Production Systems	Valves & Measurement		Compression Systems		Corporate	Total

Income (loss) before income taxes	$92.1	$57.0	[1]	$10.1	[2]	$(18.7)	$140.5
Depreciation & amortization	13.5	6.9		3.1		1.7	25.2
Interest income	--	--		--		(8.9)	(8.9)
Interest expense	--	--		--		6.7	6.7
EBITDA	$105.6	$63.9		$13.2		$(19.2)	$163.5

[1]	Includes acquisition integration costs of $2.7 million.
[2]	Includes acquisition integration costs of $0.9 million.

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Nine Months Ended September 30, 2007
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$345.0	$197.6	$49.7	$(61.3)	$531.0
Depreciation & amortization	41.3	22.5	10.1	7.1	81.0
Interest income	--	--	--	(23.3)	(23.3)
Interest expense	--	--	--	18.3	18.3
EBITDA	$386.3	$220.1	$59.8	$(59.2)	$607.0

	Nine Months Ended September 30, 2006
	Drilling & Production Systems	Valves & Measurement		Compression Systems		Corporate	Total

Income (loss) before income taxes	$258.4	$112.3	[1]	$32.6	[2]	$(59.7)	$343.6
Depreciation & amortization	36.6	23.0		9.6		3.2	72.4
Interest income	--	--		--		(16.7)	(16.7)
Interest expense	--	--		--		14.2	14.2
EBITDA	$295.0	$135.3		$42.2		$(59.0)	$413.5

[1]	Includes acquisition integration costs of $21.8 million.
[2]	Includes acquisition integration costs of $1.0 million.